Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 5 to Form S-1 Registration Statement of Zosano Pharma Corporation (formerly known as ZP Holdings, Inc.) (Registration No. 333-196983) of our report dated May 13, 2014, except for the Reverse Stock Split paragraph of Note 2, as to which the date is July 16, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Zosano Pharma Corporation as of December 31, 2013 and 2012 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

December 10, 2014